Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-174757, 333-169614 and 333-169613) on Form S-8 of Global Power Equipment Group, Inc. of our report dated March 15, 2017, relating to the consolidated financial statements of Global Power Equipment Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to restatement of 2014 and 2013 financial statement to correct misstatements), and the effectiveness of internal control over financial reporting of Global Power Equipment Group, Inc., appearing in this Annual Report on Form 10-K of Global Power Equipment Group, Inc. for the year ended December 31, 2015.

Our report dated March 15, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2015, expressed an opinion that Global Power Equipment Group, Inc. had not maintained effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ Hein & Associates LLP
Dallas, Texas
March 15, 2017